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                                                                  Exhibit 3.1(b)

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 10/24/1990
                                                             902975123 - 2232700

                              CERTIFICATE OF AMENDMENT OF
                             CERTIFICATE OF INCORPORATION
                              OF THE MENTUS CORPORATION

                  THE MENTUS CORPORATION, a Corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

                  FIRST: That the Board of Directors of THE MENTUS CORPORATION, by written consent executed in lieu of a meeting of all the directors, adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, and referred the proposed amendments to the stockholders of the corporation for their consideration and approval. The resolutions setting forth the proposed amendments are as follows:

                           RESOLVED, that the Corporation shall amend Article 1 of its certificate of Incorporation in its entirety to read as follower

                           "1.      Name.  The name of the Corporation
                           is the Mentus Group, Inc."; and

                           FURTHER RESOLVED, that the corporation shall amend
         Article 4 of its Certificate of Incorporation in its entirety to road as follows:

                           "4.      Authorized Capital.

                           Common Stock.  The Corporation shall
                           be authorized to issue One Million
                           (1,000,000) shares of common stock,
                           $.01 par value par share.

                           Preferred Stock.  The Corporation's
                           Board of  Directors shall be
                           authorized to provide for the

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                           Issuance of up to Twenty Thousand (20,000) shares of
                           preferred stock by filing a certificate pursuant, to the applicable law of the State of Delaware to fix the designations, rights, powers and preferences of such shares, and any qualifications, limitations or restrictions thereof or pertaining thereto. The authority of the Board shall include, but not be limited to, the authority to determine the following with respect to such preferred stock: (i) whether the shares thereof shall have a par value, and if sol the amount of such par value per share; (ii) the rote of dividends, if any, whether such dividends shall be cumulative, and, if so, the date on which such cumulative dividends shall commence; (iii) the rights thereof in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation (iv) the conversion privileges, if any, and the terms and conditions thereof, including provisions for adjustment of the conversion rate based an such events as the Board of Directors may determine; (v) the redemption feature, if any, and the terms and conditions thereof, including the data upon or after which such shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates; (vi) the voting rights, if any (in addition to such voting rights as may be required by law), and the terms and conditions of such voting rights; (vii) the exchange privileges, if any, and the terms and conditions thereof, including the terms of any

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                           security for which the Board of Directors may
                           determine the preferred stock to be exchangeable; and
                           (viii) any and all other designations, rights, powers or preference thereof, or Qualifications, restrictions or limitations pertaining thereto, that lawfully may be provided for by resolution of the Board of Directors and nay be included in a certificate of the kind contemplated under section 151(g) of the Delaware General Corporation Law or any Successor statute."

                  SECOND: That the stockholders of the Corporation, by written consent in lieu of a meeting, unanimously approved the amendments.

                  THIRD: That the Corporation duly adopted the amendments in accordance with the provisions of Section 242 of the General

Corporation Law of the State of Delaware.

                  THE MENTUS CORPORATION has caused this Certificate to be executed by Charles H. KRATSCH, its President, and by Thomas M.

Pugliese, its Secretary, as of September 11, 1990.

                                    THE MENTUS CORPORATION

                                    By:
                                       ----------------------------------
                                       Charles H. Kratech, President

ATTEST:

Thomas M. Pugliese, Secretary


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State of                            )
                                    )ss.
County of                           )

                  The foregoing instrument was acknowledged before as this day of October, 1990, by Charles H. Kratech, the President of The Mentus Corporation, a Delaware corporation, as the act and deed of the Corporation, and he acknowledged that the facts stated in the foregoing certificate are true.

                                          -------------------------------------
                                                      Notary Public

My commission expires:

-------------------------



State of                            )
                                    )ss.
County of                           )

                  The foregoing instrument was acknowledged before as this day of October, 1990, by Thomas M. Pugliese, the Secretary of The Mentus Corporation, a Delaware corporation, as the act and deed of the Corporation, and he acknowledged that the facts stated in the foregoing certificate are true.

                                          -------------------------------------
                                                      Notary Public

My commission expires:

-------------------------